Exhibit 2.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
SOLITON, INC.

Soliton, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is Soliton, Inc.

B. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 27, 2012.

C. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, as amended.

D. The text of the Corporation’s Certificate of Incorporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as set forth in EXHIBIT A attached hereto.

E. This Amended and Restated Certificate of Incorporation shall be effective as of 5:00 p.m. Eastern Time on [                    ], 2018.

IN WITNESS WHEREOF, Soliton, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Christopher Capelli, a duly authorized officer of the Corporation, on [                    ], 2018.

Christopher Capelli, President

Exhibit A
ARTICLE 1.    NAME
The name of the corporation is “Soliton, Inc.” (the “Corporation” or “Company”).
ARTICLE 2.    REGISTERED OFFICE AND AGENT
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange St., Wilmington, Delaware 19801. The registered agent of the Corporation at such address is The Corporation Trust Company in New Castle County.
ARTICLE 3.    PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).
ARTICLE 4.    CAPITAL STOCK

4.1	Authorized Shares
The Corporation is authorized to issue one class of stock to be designated “Common Stock.” The total number of shares of Common Stock that the Corporation shall have the authority to issue is One Hundred Million (100,000,000) shares, having a par value of $0.001 per share.

4.2	Common Stock
4.2.1    Relative Rights
Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.
4.2.2    Dividends
Dividends may be paid on the Common Stock out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.
4.2.3    Dissolution, Liquidation, Winding Up
In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation.
4.2.4    Voting Rights
Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.
ARTICLE 5.    BOARD OF DIRECTORS

5.1	Number; Term; Election
The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the

Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this certificate of incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors. Directors need not be residents of the state of incorporation or stockholders of the Corporation. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the terms of any incumbent director.
The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

5.2	Management of Business and Affairs of the Corporation
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
ARTICLE 6.    INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

6.1	Mandatory Indemnification.
Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (a "Required Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent allowed under the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnities in connection therewith, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Required Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted under DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnities in connection therewith.

6.2	Permissive Indemnification.
In addition to the indemnification provided pursuant to Article 6.1 above, the Corporation is authorized and empowered, but not required, to indemnify and or to agree to indemnify, to the fullest extent permitted by Delaware law, any person that is or was an agent or employee of the Corporation and who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was an agent or employee of the Corporation (a "Permitted Indemnitee," and any Permitted Indemnitee or Required Indemnitee may be referred to as an "Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity or in any other capacity while serving as an employee or agent if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

6.3	Good Faith.
The termination of any Proceeding by judgment order, settlement, conviction, or plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and further with respect to any criminal action proceeding, that the person had reasonable cause to believe that his conduct was unlawful.

6.4	Right to Advancement of Expenses.
The Corporation is authorized and empowered, but not required, to advance Costs (as defined below), or to agree to advance Costs to any person (an "Advancee") who is or was an officer, director, agent or employee of the Corporation and who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was a director, officer, agent or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. Any such advancement of Costs may be referred to as an "Advancement of Expenses." For purposes of this Article 6.4, "Costs" shall mean the expenses (including attorneys' fees) incurred in defending any such Proceeding in advance of its final disposition to the extent permitted under the DGCL, provided, however, that, if the DGCL requires, Costs incurred by any person in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Advancee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal, that such Advancee is not entitled to be indemnified for such expenses under this Article 6 or otherwise.

6.5	Advancement of Expenses by Contract.
To the extent authorized from time to time by the Board of Directors, the Corporation may enter into contracts providing for indemnification and Advancement of Expenses, or otherwise grant rights to indemnification and Advancement of Expenses to any employee or agent of the Corporation to the fullest extent permitted under Delaware law.

6.6	Rights to Indemnification and Advancement of Expenses Are Contract Rights.
The rights to indemnification and Advancement of Expenses conferred in, or pursuant to, Article 6 shall be contract rights and such rights shall continue as to an Indemnitee or Advancee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

6.7	Non-Exclusivity of Rights.
The rights to indemnification and to the Advancement of Expenses conferred in this Article 6 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, the bylaws, an agreement, a vote of the stockholders or of the disinterested directors or otherwise.

6.8	Insurance.
The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
ARTICLE 7.    LIMITATION OF LIABILITY
No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 7 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

ARTICLE 8.    AMENDMENT OF CERTIFICATE
The Corporation reserves the right to amend, alter or repeal any provision contained in this certificate of incorporation in the manner prescribed by the DGCL and all rights conferred upon stockholders are granted subject to this reservation. Notwithstanding any other provision of this certificate of incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this certificate of incorporation inconsistent with the purpose and intent of Articles 5, 6, 7, 8, 9 or 10.
ARTICLE 9.    BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS
The Corporation elects to be governed by the provisions of Section 203 of the DGCL regarding business combinations with interested shareholders.
ARTICLE 10.    NO STOCKHOLDER ACTION BY WRITTEN CONSENT
The stockholders of the Corporation may not take action by written consent without a meeting, and must take any actions at a duly called annual or special meeting. Meetings of stockholders may be called in such manner as the Corporation’s bylaws may provide.
ARTICLE 11.    COURT OF CHANCERY OF THE STATE OF DELAWARE EXCLUSIVE FORUM
The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this certificate of incorporation or the bylaws, and (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.
ARTICLE 12.    SURVIVAL
If any Article of this certificate of incorporation or any portion thereof is found to be void or unenforceable by a court of competent jurisdiction, the remaining Articles or portion of any affected Article, as the case may be, shall nevertheless remain in full force and effect as though the void or unenforceable part had been severed and deleted.